                                                                Exhibit 10.16


                        AGREEMENT FOR PUBLISHING SERVICES

This Agreement for Publishing Services ("Agreement") is entered into as of April 27, 2000 by and between CENDON, LLC ("Publisher"), a Kansas limited liability company, and R.H. DONNELLEY INC. ("RHD" and, together with Publisher, collectively, the "Parties" and individually, a "Party"), a Delaware corporation with principal offices at One Manhattanville Road, Purchase, New York 10577.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which RHD will provide certain publishing services to Publisher from and after July 1, 2000 until December 31, 2003;

NOW, THEREFORE, in consideration for the mutual covenants and premises contained herein, the Parties agree as follows:

1.       TERM

This Agreement shall become effective with respect to all directories identified on Schedule 1 that publish on or after July 1, 2000 and shall remain in full force and effect with respect to such directories that publish on or before December 31, 2003 ("Termination Date"), subject to earlier termination in accordance with Section 20 below.

2.       SCOPE OF WORK

The Parties agree that this Agreement applies to all print directories (whether classified or white pages or co-bound) published during the term of this Agreement that are identified on Schedule 1 and any other print directories published during the term of this Agreement by Publisher in the locations specified in Schedule 1 (the "Territory") that are identified by mutual agreement of the parties by updates to Schedule 1. Attachment 1 shall be updated quarterly to reflect additional directories and locations covered by this Agreement and directories that will no longer be published. Sections 4 through 13 below describe the publishing services to be provided by RHD with respect to classified directories (or such portions of co-bound directories) and Section 14 describes the publishing services to be provided by RHD with respect to white pages directories (or such portions of co-bound directories). RHD shall provide services hereunder in accordance with the performance standards established annually as part of the KPI (key performance indicators) process. The Parties further agree that the basis for this Agreement is the scope, specifications and characteristics of the directories as they were published during 1999. If Publisher desires to change the number of directories, their scope or features and characteristics, such change will be communicated in accordance with the Work Request Process described in, and the responsibility for the payment of any additional costs associated with such change will be governed by, Section 18 of this Agreement.





---------------------------
Confidential treatment has been requested for the redacted portions of this Exhibit, and such portions have been omitted and filed separately with the Securities and Exchange Commission.

3.       RELATIONSHIP OF PARTIES

         The Parties acknowledge that, as of the date of this Agreement, Publisher does not provide its own sales, certain sales support, customer service or related functions in the Territory, but rather has delegated such functions to RHD as Sales agent under a separate agreement. At some point during the term hereof, Publisher may perform certain of these functions itself or through an affiliate or appoint another Sales agent. Accordingly, any rights or obligations allocated to Publisher hereunder shall represent only Publisher's rights and obligations (as may be delegated by Publisher in accordance with Section 23 hereof) and, notwithstanding RHD's role as Sales agent under such separate agreement with Publisher, in no way shall any responsibility for any such rights or obligations be attributable or allocable to RHD under this Agreement. Consequently, when appropriate in the context in which it is used herein, "Publisher" shall refer to Publisher's Sales agent or its own Sales function, as the case may be, all in accordance with existing processes and procedures.

4.       SERVICE ORDER PROCESSING

         a.       Provision of Service Orders by Publisher.

                  i. Publisher will provide to RHD service order data containing business customers' listing information daily via electronic transmission for application to the publishing database according to a mutually agreed upon schedule and format.

                  ii. Should service order data provided by Publisher require modifications to the service order interface, and, as a result, RHD is required to handle service orders outside of the existing process, Publisher shall reimburse RHD's additional costs, in accordance with the Work Request Process.

         b. Service Order Data Processing to be Performed by RHD. RHD will perform the following activities with respect to service orders:

                  i. Update the publishing database and provide Publisher with electronic memos whenever advertising is affected.


                  ii. Where necessary, contact the issuing telephone company to identify and resolve discrepancies.

                  iii. Provide Publisher with sales leads based upon service order processing information.

                  iv. Perform quality checks on completed service orders using appropriate statistical sampling and process control techniques.

5.       ASSIGNMENT SUPPORT

RHD will provide assistance and support to the appropriate Sales offices of Publisher in connection with assignment matters so that contracts may be properly produced and printed. RHD will maintain an adequate supply of sales contract forms.

6.       CONTRACT PROCESSING

         a. Local Advertising Contracts. RHD will perform the following services with respect to contract processing for local advertising contracts:

                  i. Review contracts to ensure that appropriate information is present for processing.

                  ii. Query the Publisher and Publisher's sales agent to identify and resolve discrepancies.

                  iii.     Update publishing database.

                  iv. Generate advertiser acknowledgment letter file and provide to Publisher.

                  v. Perform quality checks on completed contracts using appropriate statistical sampling and process control techniques.

                  vi. Provide Publisher with reasonable access to all local account information in a manner and within time frames mutually agreed by the Parties.

         b. National Advertising Contracts. RHD will perform the following services with respect to contract processing for national advertising contracts:

                  i. Receive national advertising orders and correspondence for Publisher directories through the Yellow Pages Publishers Association's ("YPPA") Value Added Network ("VAN").

                  ii. Query the Certified Marketing Representatives ("CMRs") to identify and resolve discrepancies.

                  iii.     Check copy for compliance with directory standards.

                  iv.      Update national and publishing databases.

                  v.       Generate YPPA VAN based return receipts.

                  vi. Provide Publisher with reasonable access to all national account information in a manner and within time frames mutually agreed by the Parties.

                  vii. Perform quality checks on completed national contracts using appropriate statistical sampling and process control techniques.

         c. Reciprocal Advertiser Contracts. In the event that Publisher enters into reciprocal agreements, the Parties will mutually agree upon and enter into appropriate service and pricing agreements to support such additional reciprocal agreements, in accordance with the Work Request Process.

7.       COPY PROCESSING, COMPOSITION AND PROOFS

         a. Copy Supplied by Publisher. Publisher shall forward advertising copy for all in-column and display ads to RHD. RHD shall perform technical specification reviews on such copy according to Publisher's standards.

         b. RHD's Copy Processing Obligations. Upon receipt of advertising copy from Publisher, RHD will (i) review copy sheets for compliance with ad specifications, (ii) contact Publisher (or CMRs in the case of national advertising) to identify and resolve discrepancies, and (iii) prioritize and distribute copy sheets to ad composers.

         c. RHD's Composition and Proof Obligations. Upon receipt of advertising copy from Publisher and following its performance of its copy processing obligations, RHD will compose ads electronically and review and perform quality checks to ensure accuracy. RHD will compose the following types of advertisements: (i) In-column; (ii) traditional display (with artwork provided by advertiser); (iii) high impact; (iv) process color; and (v) similar types of advertisements. Finished ads will be stored digitally (i.e., postscript) in the ad graphic database. For all display ads and up to *** of in-column ads manufactured from copy received prior to the mutually agreed upon show proof close date, two (2) proofs will be produced by RHD and mailed to Publisher and the advertiser. RHD will also process proof revisions received from Publisher and advertisers on or before the Publisher's scheduled deadline for such revisions. Publisher will establish show-proof and revision deadlines consistent with industry custom and practice.

         d. Reciprocal Sales. In the event that Publisher enters into reciprocal agreements, the Parties will mutually agree upon and enter into appropriate service and pricing agreements to support such additional reciprocal agreements, in accordance with the Work Request Process.


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*** Confidential treatment has been requested for the redacted portions of this
Exhibit, and such portions have been omitted and filed separately with the Securities and Exchange Commission.

8.       PAGE PRODUCTION

RHD will review and edit all advertising and free listings in book form subsequent to the close of a directory's sales campaign, in close coordination with Publisher. RHD will sequence all display ads and validate ads against the publishing database. RHD will produce the directory's pages in conformance with specifications provided by Publisher. Upon request of the Publisher, RHD will provide Publisher on-line batch pages prior to extract and will provide Publisher's printer with digital files (or other appropriate medium) for printing. Any changes to these pages will be limited to error corrections.


9.       MAINTENANCE OF ELECTRONIC PAGE FILES

RHD will maintain electronic page files for two years from the date of publication of such directory and, upon written request, provide Publisher with access to such electronic files.

10.      REVENUE ACCOUNTING AND CUSTOMER BILLING

         a. Local and Foreign Billing Extracts. RHD will extract billing information for local and foreign ads from its database and transmit such information to the Publisher or its designated billing vendor via an electronic file transfer. Directory billing files that are not successfully accepted/loaded by the Publisher or its vendor will be investigated by RHD and resubmitted for billing within thirty (30) calendar days.

         b. National Billing and Customer Service. RHD will provide national billing services to Publisher in accordance with Publisher specifications. National invoices will be bulk shipped to Publisher who, in turn, will forward the invoices to CMRs. RHD will also provide billing allowance processing (e.g., for customer service and claims) for Publisher's national accounts.

         c. Revenue Accounting/Financial Reports. RHD will provide financial and statistical reports to Publisher which will identify total amounts and records sent for billing and all increases/decreases to billing amounts, including, but not limited to claims, billing adjustments and accelerated billing due to disconnects and/or delinquent accounts. Financial reports will be provided monthly to Publisher in accordance with mutually acceptable schedules. RHD shall forward to Publisher at reasonable intervals all claims, allowance, advance payment, transfers to CLEC or residential accounts and other miscellaneous billing changes.

         d. Changes. Any changes or additions contemplated by Publisher to the services provided in accordance with this Section and any additional costs incurred by RHD will be handled in accordance with the Work Request Process.

11.      DATA MAINTENANCE

RHD will coordinate with the appropriate customer service department (Publisher or agent) and perform routine database corrections resulting from error reports generated in the closing and billing processes.

12.      FRONT OF BOOK MANAGEMENT

For directories with respect to which the bulk of publishing activities occur during 2000 ending with the 2001 Yanceyville, NC directory, RHD will prepare and coordinate the following portion of each book using existing procedures or such other procedures as may be mutually agreed under the Work Request Process:

         a.       Covers

         b.       Masthead (revisions and updates to be provided by Publisher)

         c.       Tabs

         d.       Maps

         e.       Filler (load into database; filler provided by Publisher)

         f.       Telephone company information pages

         g.       Local community information pages

         h.       Government information pages

         i.       Coupons

For directories beginning with the production of the 2001 Hickory, NC directory, RHD will prepare and coordinate the following portion of each book using existing procedures or such other procedures as may be mutually agreed under the Work Request Process:

         a.       Masthead (revisions and updates to be provided by Publisher)

         b.       Filler (load into database: filler provided by Publisher)

Other portions of each book may be prepared and coordinated by RHD based upon mutual agreement.

13.      [RESERVED]



14.      WHITE PAGES

RHD will perform the following services for Publisher with respect to White Pages directories (or such portions of co-bound directories):

         a. Masthead. Publisher shall provide RHD with any revisions or updates to the White Pages masthead by the service order close date.

         b. Listings. RHD will obtain White Pages listings from local telephone companies in camera-ready or electronic format. In addition, RHD will request listings from Publisher's listing database, which shall include listings for local CLECs, if applicable. RHD will provide all such listings (in either format) to RHD's White Pages vendor for processing.

         c. Page Proofs. RHD's White Pages vendor will provide page proofs to Publisher, the CLECs and RHD as close as possible to the service order close date. Publisher and the CLECs shall provide any revisions or updates to the page proofs to RHD per an agreed upon schedule prior to delivery to the printer. RHD will forward all changes to its White Pages vendor and proof all such changes to ensure the changes are made accurately. RHD will update the publishing database for any such changes to ensure accurate listings.

         d. Advertising. RHD will provide its White pages vendor with all White Pages advertising and create an extract report against the White Pages listings database to identify discrepancies between the listings and any advertising. RHD will investigate and resolve all such identified discrepancies and provide its White Pages vendor with any required revisions or updates.

         e. Customer Book Pages. As close as possible to the printing date, RHD's White Pages vendor creates a final set of page proofs, the Customer Book Pages, and forwards it to Publisher and RHD. Modifications will be made only in extreme circumstances at this stage due to the likelihood of delaying the printing schedule. RHD will review the Customer Book Pages and approve the pages to be sent to the printer of the directory.

         f. Work Request Process. In the event that Publisher would like to change any of the foregoing services or procedures in any way, such change shall be managed in accordance with the Work Request Process described in Section 18.

15.      LATE ACTIVITY

The schedules negotiated between the Parties will include optimum selling time, whereby the time period between the end of the sales process and the publication of the directory is minimized. As a result, the ability of RHD to accept late activity is significantly constrained. If late activity is requested by Publisher, then Publisher shall reimburse RHD its additional costs reasonably incurred because of late activity, in accordance with the Work Request Process.

16.      SCHEDULING AND FORECASTING

         a. Initial Scheduling. Prior to June 1 of each year beginning in 2000 with respect to 2001, Publisher and RHD will meet and agree upon any changes to dates in the directory schedule for publications published commencing January 1 of the following year.

         Thereafter, the Parties shall meet to review and discuss any further changes suggested in the publishing schedules as needed. Publisher shall reimburse RHD its reasonable costs incurred as a result of scheduling changes, in accordance with the Work Request Process.

         b. Changes in Products and Scheduling. Publisher shall promptly inform RHD of changes in sales canvass dates (especially extensions), directories published, their scope, units of advertising offered, specifications, and other such changes in products and scheduling. Publisher shall reimburse RHD for its reasonable costs incurred in connection with such changes in products and scheduling, in accordance with the Work Request Process.

         c. Publisher Requirements Forecast. Each Party agrees to provide the other Party with all information in its possession or under its control reasonably requested or required for publishing directories in a timely manner. Further, Publisher will provide RHD with estimates of total copy and contract volumes on a weekly basis for the coming year by June 1 of the each preceding year (December 31, 1999 for 2000) for the following year's directories, or by another mutually agreed upon date.

17.      PRICING

         a. Annual Fee. The fee paid by Publisher to RHD each year during the first three years of this Agreement shall consist of a lump sum base price ("Base Price"), which for July through December of 2000 ("Second Half Base Price") shall be
                  *** (*** for classified directory publishing services plus *** for White Pages directory publishing services), which Base Price in each year shall be adjusted for (i) budgeted volumes ("Budgeted Volumes") expected to be processed during the year versus base line volumes included in the Base Price and (ii) the CPI Factor described in paragraph b. below (as so adjusted, the "Annual Fee"). For each such year (or portion of the year for 2000), following the end of the year, there shall be computed the aggregate price of the actual volumes experienced for each metric (contracts, copysheets, etc.), plus the appropriate variable price adjustment per metric determined using the price band methodology as set forth on
                  Schedule 17(a), times 1 plus the CPI Factor described in paragraph b. below (collectively, the "Actual Price"). Any difference between the Actual Price and the Annual Fee shall be added to, or subtracted from (as the case may be), the Annual Fee for that year and billed or credited to Publisher as part of the annual "true up" as set forth in Section 19. Base line volumes, Base Price, Budgeted Volumes and variable price bands per metric for 2000, as well as definitions of price list metrics and examples of these computations, are detailed in Schedule 17(a). Based upon Publisher's estimates provided pursuant to Section 16 of this Agreement, by January 1 of each subsequent year during the term of this Agreement, RHD will provide to Publisher an updated Schedule 17(a) which will set forth updated Base Price and Budgeted Volumes and a projection of an estimated Annual Fee for the ensuing year (the estimated Annual Fee for 2000 is set forth in Schedule 17(a)).




---------------------------
***Confidential treatment has been requested for the redacted portions of this Exhibit, and such portions have been omitted and filed separately with the Securities and Exchange Commission.

                  The Base Price for 2001 shall be *** plus the CPI Factor described in paragraph b. below. The Base Price for 2002 shall be computed as (i) the Base Price for 2001 times (ii) 1 plus the CPI Factor described in paragraph b. below. The Base Price for 2003 shall be computed as (i) the Base Price for 2002 times (ii) 1 plus the CPI factor described in paragraph b. below.

         b. CPI Factor. The Base Price and the Annual Fee shall be adjusted as provided in paragraph a. above using the following CPI Factors for each year during the first three years of this
                  Agreement:

Base Price                          Total Annual Fee
----------                          ----------------
2000: as specified above            2000: ***
2001: ***                           2001: ***
2002: ***                           2002: ***
2003: ***                           2003: ***

                  The CPI is the Consumer Price Index for All Urban Consumers in the United States as published by the United States Bureau of Labor Statistics ("BLS"), but for purposes of the above calculation the CPI shall not exceed *** in any year (such that the CPI adjustment factor for 2000 under Section 17 shall be ***). If the CPI shall be discontinued to be published, the Parties agree to use a comparable index.

         c.       Changes. The Annual Fee set forth in this Section 17 and on
                  Schedule 17(a) does not include any additional costs in connection with changes implemented in connection with the Work Request Process in accordance with Section 18. Such additional costs shall be invoiced separately as described in
                  Section 19.

         d. Claims Adjustments. As part of the year-end "true up" process, the Actual Price payable under this Section 17 by Publisher with respect to all directories reflected from time to time on
                  Schedule 1 will be reduced by *** of the aggregate annual publishing claims for local advertising attributable to RHD Production Errors (as defined below) with respect to such directories; subject to the following limitations and qualifications:

                  - Excludes publishing claims related to 10-digit dialing information

                  - Publishing claims resulting from new products or material product changes would need to be discussed and mutually agreed upon before being included in this adjustment process

                  - Adjustment process will be renegotiated if Customer Service responsibilities are transferred away from RHD as Sales agent

                  -        Maximum adjustment is *** reduction of Actual
                           Price, excluding portion of Actual Price attributable to White Pages


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*** Confidential treatment has been requested for the redacted portions of this
Exhibit, and such portions have been omitted and filed separately with the Securities and Exchange Commission.

                  As used herein, RHD Production Errors means all errors committed by RHD which originated in the publishing process, from order entry (only if performed by RHD at the publishing facility) through final pagination. Graphics errors committed by RHD which originated at the publishing facility shall also be treated as RHD Production Errors. These errors would include:

                  - Order entry, keying errors from the contract or service order (but excluding sales errors reflected on the order or contract so long as keyed correctly by RHD)

                  -        Graphics errors (see above) in color, art, copy, etc.

                  -        Pagination errors

                  - Text or copy errors that originate as part of the publishing process

                  -        Listings out of alphabetical order

                  Publisher, as part of its customer service responsibilities, shall make the initial determination with respect to classifying errors between sales errors and RHD Production Errors. RHD shall have the right to dispute any classification of an error as an RHD Production Error by written notice to Publisher. Upon any such dispute, the Parties shall endeavor to resolve such dispute. If the dispute cannot be resolved within thirty (30) days, then either Party shall be free to submit such dispute to expedited arbitration under Section 25(a).

18.      WORK REQUEST PROCESS

Publisher may request to modify the scope, timing or other characteristic of any obligation of RHD hereunder, to add obligations of RHD hereunder or to modify any system, process or procedure used by RHD in performing its obligations hereunder by submitting a written Work Request Form (in a format reasonably acceptable to RHD) to RHD detailing the modification sought by Publisher. RHD shall have *** days to respond in writing to Publisher ("Response") in the case of ordinary course Work Request Forms and such longer period as reasonably necessary to respond to more complex Work Request Forms. If RHD fails to respond as required by the foregoing sentence, the requested modification will be made without any increase in production time or costs to Publisher. In any response submitted by RHD, it shall inform Publisher of the additional time, costs, and other factors that reasonably are expected to result from the requested modification. In determining such additional time, costs, and other factors, RHD shall consider and include any offsetting efficiencies and cost savings that reasonably are expected to result from all modifications contemporaneously requested by Publisher. After Publisher receives the Response, Publisher shall then have *** days (or such longer time specified in any Response) to advise RHD in writing whether Publisher wishes RHD to implement such modification and that Publisher agrees to incur (and reimburse as the case may be) the additional time, costs and other factors identified by RHD in the Response. If Publisher fails to so inform RHD within such time period, then RHD shall not be required to implement the requested modification. The Parties may modify this Work Request Process from time to time as the Parties mutually deem appropriate.


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*** Confidential treatment has been requested for the redacted portions of this
Exhibit, and such portions have been omitted and filed separately with the Securities and Exchange Commission.

19.   INVOICES AND PAYMENT

Based upon Publisher's estimates provided pursuant to Section 16 of this Agreement, by January 1 of each year during the term of this Agreement, RHD will provide to Publisher an updated Schedule 17(a) which will set forth updated Base Price and Budgeted Volumes (which shall be tied to the units of measure specified in Schedule 17(a)) and a projection of an estimated Annual Fee payable hereunder for the ensuing year (the estimated Annual Fee for July through December 2000 is set forth in Schedule 17(a)). On the fifteenth of each month during July through December of 2000, Publisher will pay to RHD one-sixth (1/6th) of the estimated Annual Fee with respect to that period. On the fifteenth of each month during 2001, 2002 and 2003, Publisher will pay to RHD one-twelfth (1/12th) of the estimated Annual Fee with respect to that year. If such amount is not paid by the fifteenth of the month, then Publisher shall pay RHD interest on the overdue amount at a rate equal to 1.0% per month for the period such payment remains overdue. By March 1 of the following year, RHD will issue a "true-up" report identifying the Actual Price incurred for that year (or portion thereof in the case of 2000) computed in accordance with Section 17 and submit a final invoice for reimbursement by (or credit to) Publisher which will reflect any differences between the Actual Price and the estimated Annual Fee identified by the "true up" report and any other items payable by (or subject to credit to) Publisher.

Invoices for costs that are not included in the estimated Annual Fee to which RHD is entitled to reimbursement or for which Publisher shall pay the vendor directly (for example, invoices for printing costs, paper acquisition costs, Spanish translations, new movers guides, additional costs under the Work Request Process, etc.) shall be submitted to Publisher by either mail, facsimile, or electronic transfer, as shall be mutually agreed by the Parties. Publisher shall have the right to audit the "true-up" reports submitted to RHD to determine the accuracy of the actual volumes (as compared to Budgeted Volumes), any expenses not included in the Base Price for that particular calendar year, and RHD's true-up calculations. RHD shall make available to Publisher or its designated auditor all of RHD's books and records (e.g., customer contracts and management reports generated by RHD's systems) that substantiate such volumes, expenses, and calculations. Publisher shall complete its audit of RHD's "true-up" calculations within thirty (30) days of receipt of those calculations, unless RHD fails to make available to Publisher reasonably requested information. If, after conducting the audit, Publisher disagrees with any portion of the true-up invoice, Publisher immediately shall notify RHD of the disputed portion and the parties shall endeavor to resolve the dispute. Publisher shall be required to pay, or RHD shall be required to refund, the undisputed portion of the true-up invoice. If the dispute cannot be resolved within fifteen (15) days of Publisher's notification to RHD of the dispute, then each party shall be free to submit the dispute for resolution by expedited arbitration in accordance with the provisions of Section 25(a) of this Agreement. This "true-up" process under this Section 19 shall survive termination of this Agreement.

20.      TERMINATION

         a. Extension. If Publisher wishes to extend the term of this Agreement, it shall notify RHD of the proposed extension on or before June 30, 2003. The parties thereafter shall use commercially reasonable efforts to reach agreement on the terms of the proposed extension. If Publisher does not provide RHD with such notice or the parties are unable to reach agreement on the proposed extension by July 31, 2003, the parties shall negotiate diligently and to agree upon a reasonable transition plan and schedule consistent with the terms governing the "Transition Plan" under subsection 20.c. below and providing for an orderly transition of the services performed under this Agreement to Publisher or its designated vendors.

         b. Material Breach. Either Party may terminate this Agreement before the Termination Date in the event of a material breach by the other Party. In order to terminate for material breach, the non-breaching Party must give the breaching Party written notice specifying in reasonable detail the breach and requesting that the breach be cured (the "Cure Notice"). If the breaching Party fails to cure the specified breach within sixty (60) (thirty (30) days in the case of a payment default) days of receipt of the Cure Notice, the other Party shall have the right to terminate this Agreement, effective upon thirty
                  (30) days prior written notice to the breaching Party (the "Terminating Notice"); provided, however that if such breach (other than a payment default) cannot reasonably be cured within sixty (60) days of receipt of the Cure Notice, the same shall not constitute a failure to cure hereunder if the breaching Party commences to cure the breach, uses its best efforts to effect a cure, and effects such cure within ninety
                  (90) days of receipt of the Cure Notice. Notwithstanding the above, the Party against whom termination is sought shall have the right to invoke expedited arbitration pursuant to Section 25 and to require that the arbitrator determine that a material breach has, in fact, occurred and that the Party against whom termination is sought has been unable to effect or has failed to use its best efforts to effect an adequate cure.

         c. For Convenience. RHD may terminate this Agreement, without cause, upon written notice to Publisher, such termination to become effective as provided below. Upon delivery of such termination notice, the parties hereby agree to negotiate diligently and to agree upon a reasonable transition plan and schedule ("Transition") to ensure the completion of all publishing and billing services provided by RHD hereunder associated with directories covered by this Agreement at the time of the delivery of the termination notice. The parties hereby agree that the effective date of termination of this Agreement shall be upon completion of this Transition; provided, however, that RHD shall not be required to perform any obligations hereunder after the expiration of 14 months following the date of the termination notice. During the Transition, this Agreement shall remain in full force and effect with respect to those directories for which RHD has not yet completed the services covered by the Transition.

         d. Turn Over. Upon termination of this Agreement, RHD will turn over to Publisher all Work Product (as defined herein) and any other printed or electronic material reasonably requested by Publisher as required to transition publishing services to another provider. This turn over will be in a manner mutually satisfactory to the Parties and will occur according to the transition plan agreed to by the Parties. In connection with such turn-over, RHD will assign any copyright or other rights in the turned over materials to Publisher as appropriate and as agreed in the transition plan and in accordance with Section 31. Unless RHD shall terminate this Agreement under paragraph (c) above, RHD's reasonable expenses in turnover as determined by mutual agreement of RHD and Publisher will be born by Publisher, according to the transition plan agreed to by the Parties.

21.      WARRANTY

RHD warrants that (a) its services will conform to the specifications, drawings, instructions, and standards mutually agreed to by the parties in accordance with the key performance indicators established jointly by the Parties from time-to-time, the present KPIs being identified in Schedule 21 attached hereto, and (b) that RHD will perform the services required hereby in a workmanlike manner consistent with industry standards.

RHD DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

22.      NEW DEVELOPMENTS

RHD agrees to use reasonable efforts to keep abreast of major developments in the compilation, composition, graphic arts, and data processing industries (e.g., new methods, processes, equipment, etc.) and to advise Publisher of any which might affect the production of end products. RHD agrees to examine reasonable Publisher ideas to increase efficiency and improve processes in accordance with the Work Request Process.

23.      ASSIGNMENT

         a. Neither Party may assign this Agreement or any of its rights hereunder nor delegate any of its obligations hereunder (collectively, "assignment") without the prior written consent of the other Party, which consent shall not unreasonably be withheld or delayed. A condition to the effectiveness of any such assignment shall be the prior delivery by the assignor to the other Party of a written confirmation by the assignee of its assumption of the assignor's obligations under the Agreement. Notwithstanding the foregoing, either Party may assign any or all of its rights and/or obligations under this Agreement to an Affiliate (as defined below) of that Party without the consent of the other Party. In addition, as described in Section 3, Publisher's exercise of certain of its rights and performance of certain its obligations hereunder through a Sales or other agent in accordance with existing processes and procedures shall not be deemed an "assignment" under this Section 23(a) and shall not require the prior consent of RHD; provided, however, that any change from the existing processes and procedures would require RHD's consent in accordance with the Work Request Process.

         b. Publisher agrees that it shall not withhold or delay its consent to any proposed assignment by RHD of this Agreement if
                  (a) the assignee is not a Competitor (as defined below) of Publisher, (b) in the event that the assignee provides print directory publishing or related services to a Competitor of Publisher, that the assignee agrees to (i) maintain the acquired RHD business as a separate unit or line of business or (ii) implement such other screening techniques (such as "Chinese" walls) reasonably acceptable to Publisher to ensure that all competitively sensitive information concerning Publisher is kept confidential and not shared with others in the assignee's organization who have responsibility for such Competitor's business , and (c) in the event that Publisher has reasonable grounds to question the assignee's ability to perform its obligations under this Agreement, then Publisher may require, as a condition to its consent to the proposed assignment, that the assignee or R.H. Donnelley Corporation (or the then-existing parent Company of RHD) provide Publisher with reasonable security or assurance with respect to such assignee's performance obligations under the Agreement. In the event of a proposed assignment by RHD to a Competitor, Publisher may withhold its consent to such assignment and RHD may either (i) choose not to proceed with such assignment or
                  (ii) give Publisher a "Sale Notice" (as defined below) and treat such proposed assignment under the provisions of paragraph (d) below.

         c. In the event of a proposed assignment by Publisher, if RHD has reasonable grounds to question the assignee's ability to perform its obligations under this Agreement, then RHD may require, as a condition to its consent to the proposed assignment, that the assignee or Sprint Corporation (or the then-existing ultimate parent Company of Publisher) provide RHD with reasonable security or assurance with respect to such assignee's performance obligations under this Agreement.

         d. Notwithstanding the foregoing, any proposed assignment of this Agreement by RHD in connection with the sale to a non-affiliate of its entire (or substantially all assets comprising its) print directory publishing business ("Sale") will not require the prior written consent of Publisher. RHD shall give written notice ("Sale Notice") to Publisher of such Sale as soon as practicable, but in no event later than promptly following consummation of such Sale. Within 30 days following the date of the Sale Notice (but in no event prior to consummation of the Sale), either RHD (on its own account or on behalf of the purchaser) or Publisher may give written notice of termination ("Sale Termination Notice") of this Agreement to become effective as set forth below. Upon delivery of a Sale Termination Notice, the parties hereby agree to negotiate diligently and to agree upon a reasonable transition plan and schedule ("Sale Transition") to ensure the completion of all publishing and billing services provided by RHD hereunder associated with directories covered by this Agreement at the time of the delivery of the Sale Notice. The parties hereby agree that the effective date of termination of this Agreement shall be upon completion of this Sale Transition; provided, however, that RHD shall not be required to perform any obligations hereunder after the expiration of 14 months following the date of the Sale Termination Notice. During the Transition, this Agreement shall remain in full force and effect with respect to those directories for which RHD has not yet completed the services covered by the Sale Transition. In the event of delivery of a Sale Termination Notice, notwithstanding the consummation of a Sale, this Agreement shall not be assigned by RHD to the purchaser and RHD shall remain responsible to Publisher for the performance of its obligations during the Sale Transition; provided, however, that Publisher hereby consents to the delegation by RHD to the purchaser of any and all duties and obligations of RHD hereunder and to the assignment by RHD to purchaser of any and all rights to payment from Publisher hereunder.

         e. As used in this Section 23, the following terms have the following meanings:

                  (i) "Affiliate" means, in the case of (a) Publisher, any legal entity in which Sprint Corporation, or its successor, or a wholly-owned subsidiary thereof, owns more than 50% of the common or voting stock of the entity; and (b) RHD, any legal entity in which R.H. Donnelley Corporation, or its successor, or any wholly-owned subsidiary thereof, owns more than 50% of the common or voting stock of the entity.

                  (ii) "Competitor" means any entity, other than RHD or its Affiliates, substantially engaged in the publication of either print yellow pages or other related directory services that directly and substantially competes with Publisher. Without limiting the generality of the foregoing, any person or entity that directly or indirectly publishes a classified telephone directory that is distributed within 10% or more of the primary distribution area of any of the directories for which RHD provides services hereunder shall be deemed a Competitor.

24.      [RESERVED]

25.      DISPUTE RESOLUTION

         a. Expedited Arbitration. Any dispute arising under or related to this Agreement that, (i) by the terms hereof, must be resolved by arbitration, or (ii) the Parties, in each of their sole and absolute discretion, elect to submit to arbitration, shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). Any such arbitration shall be conducted in accordance with the expedited procedures set forth in Paragraphs E-1 through E-10 of the Arbitration Rules. The decision of, and any award made by, the arbitrator shall be final and binding on the Parties and may be entered as a judgment in any court having competent jurisdiction over the Parties.

         b. Litigation. For all other disputes arising under or related to this Agreement, each Party shall have the right to bring an action in any court having competent jurisdiction over the Parties and the subject matter in dispute, subject to the dispute resolution covenants set forth in this Section 25(b). If one or more disputes subject to arbitration under Section 25(a) require the resolution of issues of fact or law common with, or related to, issues raised in a dispute governed by this Section 25(b), then all such disputes shall be resolved in accordance with this Section 25(b), and the arbitration requirements of Section 25(a) shall not apply to them. The following dispute resolution covenants shall govern all actions subject to this Section 25(b):

                  1. Governing Law. This agreement and the rights and obligations of the Parties hereunder shall be governed by the laws of the State of Kansas, without regard to its conflict of laws principles.

                  2. Waiver of Jury Trial. Each Party waives its right to a jury trial in any court action among the Parties arising under or related to this Agreement, whether made by claim, counter-claim, third party claim, or otherwise. If for any reason this jury waiver is held to be unenforceable, the Parties agree to binding arbitration for any dispute arising under or related to this Agreement, pursuant to the Arbitration Rules, except that the expedited procedures referred to in
                           Section 25(a) shall not apply. The Parties' agreement to arbitrate any dispute under this provision shall extend to any claim by or against any third party that could have been brought in a court action between the Parties, whether as a claim, counterclaim, or third-party claim, subject to the agreement of such third Parties. The agreement of each Party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.

                  3. Attorney's Fees. The prevailing Party in any dispute adjudicated by lawsuit or arbitration will be entitled to reasonable attorney's fees and costs, including reasonable expert fees and costs. This provision will not apply if the prevailing Party rejected a written settlement offer that exceeds the prevailing Party's recovery.

26.      INFORMATION ACCESS AND AUDIT RIGHTS

         a. Access to Information. Subject to the confidentiality and nondisclosure provisions contained in this Agreement, each Party hereby agrees to provide to the other Party such information within its possession or under its control related to the performance of this Agreement. Without limiting the generality of the foregoing, such information shall include all information relating to Work Product and any derivatives thereto. Such information shall be provided promptly upon request in the format as is reasonably requested. Notwithstanding the foregoing, RHD shall not be required to provide Publisher with access to (i) RHD's employment files,
                  (ii) RHD's data on its internal production costs, or (iii) RHD's internal budgets and financial projections.

         b. Audit Provisions. Each party (the "auditing party") shall have the right, upon written notice, to audit all records and data within the possession or under the control of the other party related to the other party's performance under this Agreement. Any such audit shall be conducted during normal business hours, subject to the other party's reasonable security measures, and at the auditing party's expense. The auditing party may, at its expense, engage independent auditors to audit and certify, such records and data, provided such independent auditor shall be what is commonly known as a "Big Five Accounting Firm" or its equivalent. Each party agrees to pay the other party any amount determined by the audit to be owed to the other party within forty-five (45) days following notification of the auditor's determination, unless one or both parties elect to dispute the independent's auditor's determination, in which case the dispute shall be submitted to arbitration for resolution in accordance with the expedited arbitration procedures outlined in Section 25(a) of this Agreement.

27.      FORCE MAJEURE

         a. Except as provided below, if any Party is prevented from performing any of its obligations (other than payment obligations) under this Agreement because of any act of God, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, law, order or act of government, whether federal, state or local, or other similar event beyond the Party's control (a "Force Majeure Event"), then that Party will be excused from performing any of its obligations which are so prevented. However, the Party so excused is responsible for performing those obligations of which it had been relieved due to the Force Majeure Event as soon as the Force Majeure Event has ceased to prevent the Party's performance. During the pendency of the Force Majeure Event, the other party shall also be excused from performing its obligations hereunder, including any payment obligations that relate to the work not performed because of the Force Majeure Event.

         b. If a Force Majeure Event excuses RHD from performing its duties under this Agreement, Publisher may procure substitute performance for the duration of the Force Majeure Event; however, as soon as commercially practicable upon RHD's providing notice that the Force Majeure Event has ceased to prevent its performance both parties shall be entitled and obligated to resume performance of their respective obligations under this Agreement.

28.      INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

RHD agrees to defend, at RHD's expense, and hold Publisher (and its Indemnified Persons (as defined below)) harmless from and against all suits against Publisher for infringement of any patent, trademark, copyright, trade secret, or any other proprietary right, by any third party relating to services provided by RHD under this Agreement, except to the extent any claim of infringement arises from RHD's adherence to copy, contracts, specifications, drawings or similar materials submitted or approved by Publisher (or Publisher's agents), provided RHD has properly performed technical specification reviews of such materials according to Publisher's standards as set forth in Section 7 above. Publisher agrees to defend, at Publisher's expense, and hold RHD (and its Indemnified Persons) harmless from and against all suits against RHD for infringement of any patent, trademark, copyright, trade secret, or any other proprietary right, by any third party arising from Publisher's acts or omissions and/or from RHD's adherence to copy, contracts, specifications, drawings or other materials submitted or approved by Publisher (or its agents). Each Party agrees to give the other prompt written notice of claims of infringement for which the other may be responsible under this Agreement and full opportunity and authority to assume the sole defense including appeals, and, upon such other's request, and at its expense, to furnish reasonable information and assistance available to it for such defense.

29.      MUTUAL INDEMNIFICATION.

Each party agrees to indemnify and hold harmless the other party and the other party's officers, agents, employees and Affiliates from and against any and all Eligible Claims (as defined herein) and reasonable attorney's fees incurred in the defense of Eligible Claims. Without limiting the generality of the foregoing, each party agrees to indemnify and hold harmless the other party and the other party's officers, agents, employees and Affiliates from and against all Eligible Claims, arising from injury to their respective agents and employees incurred while working on the premises of the other party, provided such injury is not the result of the other party's negligence or deliberate acts. Each party shall promptly notify the other of any claims made upon it for which the other may be liable under this Section 29, and both parties shall cooperate in the handling of any and all such Eligible Claims. As used herein, "Eligible Claims" means any claims and causes of action of third parties (a) arising from the other party's negligence, failure to perform in accordance with the terms of this Agreement or any breach of any representation, warranty or covenant made hereunder, that, when considered together with all other claims and causes of action of third parties arising from, or relating to, the same acts, facts, or circumstances, exceed $50,000 in claimed or incurred losses, damages and costs, provided, however, that with respect to claims, actions, losses, damages and costs that are required to be covered by insurance pursuant to Section 36 hereof, the $50,000 limitation set forth above shall not apply, or
(b) that in whole or in part are predicated upon the gross negligence or willful misconduct of a party, regardless of the amount of claimed or incurred losses, damages, or costs.

30.      LICENSES

Subject to Section 31 below, no licenses, express or implied, under any patents, trademarks or copyright, are granted by either Party hereunder.

31.      OWNERSHIP AND USE OF INFORMATION

RHD acknowledges and agrees that all of the Work Product (as defined below) is provided under this Agreement to Publisher on a works made for hire basis. RHD hereby assigns to Publisher all of its rights, title, and interest in and to the Work Product, including any copyrights therein and the right to sue and recover for any infringement thereof. It is understood that RHD makes no representation or warranty of any kind that the Work Product provided to Publisher is subject to copyright. Some or all of the Work Product may be subject to copyright and to the extent that such copyright exists and belongs to RHD then this provision shall be applicable. RHD further agrees to take such actions and to execute such instruments as may be reasonably requested by Publisher from time-to-time to ensure that the ownership of the Work Product, including without limitation the ownership of any copyrights that may exist therein, vests in Publisher.

As used herein, the term "Work Product" shall mean and include all: (i) compilations of information, (ii) collective works (including without limitation the directories), (iii) advertising copy, (iv) display advertising, (v) classified headings, (vi) reports, (vii) surveys, (viii) studies (ix) service order data, (x) local, national and publishing databases, (xi) lists of sales leads, sales contracts forms and executed sales contracts, (xii) advertising orders, advertiser acknowledgement letter files, and other advertising correspondence files, (xiii) quality check, statistical sampling and process control technique data, (xiv) electronic ads, including in-column, traditional display, high impact, process color, and similar types of advertisements, (xv) digital storage and ad graphics databases, (xvi) directory pages, on-line batch pages and digital files of the same, (xvii) billing information for local, national and foreign ads and vendors, electronic files of such billing information and financial and statistical reports concerning such billing information, (xviii) copies of and procedural information concerning book covers, mastheads, tabs, maps, fillers, telephone company information pages, local community information pages and government information pages, including electronic materials, (xix) white pages listings from local telephone companies in camera-ready and electronic format, page proofs and customer book pages, (xx) information provided by Publisher to RHD that is owned exclusively by Publisher,
(xxi) any and all such work product developed or owned by the Partnership prior to the date hereof and any derivative works thereof, and (xxii) modifications made by Publisher or RHD to any of the foregoing and all other materials developed by RHD on behalf of Publisher, as work performed directly for or required in connection with the performance of its obligations under this Agreement. Work Product shall not include that portion of materials prepared by RHD solely in connection with its internal reporting on the management of its affairs or that relates solely to other RHD businesses or customers but in no event shall it refer to any software or related technology owned or licensed from any third party by RHD used directly or indirectly by RHD in the performance of its obligations under this Agreement. To the extent that such materials are confidential and have been identified in writing as such by Publisher, RHD shall keep such materials confidential in accordance with Section
32. All RHD specifications, drawings, sketches, models, samples, listings, master information, and products or data, written, oral or otherwise, including any software and software documentation furnished by RHD to Publisher hereunder, or in contemplation hereof, shall be considered by Publisher to be confidential and proprietary information of RHD, and Publisher agrees to protect such information in accordance with Section 32.

32.      CONFIDENTIALITY

The Parties agree to keep and cause their employees to keep the existence of this Agreement and the nature of the Parties' obligations hereunder strictly confidential and not to disclose any information with respect hereto to any third party or entity, except as may be necessary and required in conducting the business of either of the Parties or as required by law.

In connection with the work performed under this Agreement, each Party may provide the other with certain confidential or proprietary information ("Confidential Information"), the disclosure of which would seriously and irreparably harm the providing Party. Accordingly, each Party agrees:

         a. To use Confidential Information only for the purpose of this Agreement;

         b. To treat Confidential Information with the same degree of care as it gives its own confidential information;

         c. To limit access to Confidential Information only to those employees having a need to know under this Agreement; and

         d. To return the other Party, or at the furnishing Party's direction, destroy, the other Party's Confidential Information, and all copies thereof, in its possession or under its control upon termination of this Agreement or at such earlier time as the Party furnishing the Confidential Information may request, provided however that such Confidential Information is no longer needed for the fulfillment of contractual or legal obligations, in which case the Confidential Information shall be held solely and exclusively for such purposes (which shall be communicated in writing to the Party that furnished the Confidential Information) and then relinquished or destroyed as soon as such identified purposes cease. In the event the destruction of Confidential Information is made, the Party responsible for the destruction will furnish to the other Party an affidavit that the Confidential Information has been destroyed.

Each Party agrees that, in addition to its remedies available at law, the party providing Confidential Information shall be entitled to seek injunctive relief against the other party to prevent an actual or threatened disclosure of Confidential Information in breach of its obligations under this Section 32. The Parties hereby agree and acknowledge that all information provided by the other Party or obtained with respect to the other Party in connection with its performance of this Agreement shall be deemed Confidential Information, except that the following information shall not be deemed either Publisher's or RHD's Confidential Information: (a) information that can be shown to have been in the public domain at the time of the disclosure, or (b) information in the recipient's possession at the time of disclosure to the recipient (as shown in the recipient's files and records prior to the time of disclosure), or (c) information independently developed by the recipient's employees or agents that had no access to the Confidential Information received hereunder, or (d) information which, though originally confidential information, subsequently becomes part of the public knowledge or literature (though not as a result of any inappropriate action or inaction on the part of the recipient, its employees or agents), or (e) information which is specifically approved for release by written authorization of an officer of the Party having a proprietary interest in the information, or
(f) information readily known or ascertainable by anyone engaged in the print classified directory industry, or (g) information disclosed pursuant to an order of a court having competent jurisdiction; however, recipient will use reasonable efforts to assist the other Party in obtaining a protective order or other appropriate relief or remedy.

33.      TAX

Federal Manufacturer's and Retailer's Excise, State or Municipal Sales and Use Taxes, when applicable, shall be billed to Publisher as separate items.

34.      EMPLOYMENT STATUS

RHD and Publisher are independent contracting parties and nothing in this Agreement will make either Party the partner, joint venturer, agent or legal representative of other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other. In addition, Publisher will not withhold employment taxes or similar assessments from the compensation owed RHD under this Agreement.

35.      NO THIRD PARTY BENEFICIARIES.

The Parties acknowledge and agree that nothing contained in this Agreement is intended for the benefit of, or to create any rights in favor of, any other party. The Parties hereby expressly disclaim any intent to create third-party beneficiary rights under this Agreement.

36.      INSURANCE.

         a. Insurance on Work-in-Process. The Parties acknowledge that, in providing services under this Agreement each Party will have in its possession and control materials and data critical to the publication of the directories. Each Party agrees to take reasonable measures to protect such materials and data from loss or destruction due to theft, casualty or otherwise, including without limitation the maintenance of back-up copies thereof as much as practicable. In the event such materials or data are lost or destroyed, each Party shall be obligated at its expense to replace or reconstruct such materials and data on an expedited basis, it being understood that time is of the essence in publishing and distributing the directories. Each Party shall maintain adequate business interruption insurance coverage (subject to such deductibles as it shall in its sole discretion deem appropriate) to cover any loss for which it is responsible hereunder.

         b. General Liability Insurance. RHD and Publisher each shall be obligated to carry general liability insurance coverage with coverage limits of not less than three million dollars ($3,000,000.00) per occurrence, containing appropriate contractual liability endorsements, which may be subject to such deductibles as each Party shall in its sole discretion deem appropriate.

         c. Workers Compensation Insurance. RHD, as an independent contractor to Publisher, agrees to maintain and pay for workers compensation insurance coverage applicable to RHD's employees in accordance with the requirements of applicable law.

37.      NON-WAIVER

The failure of either Party at any time to require strict performance by the other Party of any provision of this Agreement will in no way affect the right to require such strict performance at any time thereafter nor will the waiver by either Party of a breach of any provision constitute a waiver of any succeeding breach of the same or any other provision.

38.      NOTICES

Unless otherwise specified in this Agreement, any notice required or permitted under this Agreement shall be in writing given by certified or registered mail (return receipt requested), facsimile or reputable overnight courier service to the Parties as follows:

RHD:
                  6001 Hospitality Court
                  Morrisville, NC 27560
                  Attention: Vice President, Publishing
                  Fax No.: (919) 461-9256

      cc:         One Manhattanville Road
                  Purchase, New York 10577
                  Attention: Senior Vice President and General Counsel Fax No.: (914) 933-6844

Publisher:        CenDon, LLC
                  c/o Sprint Publishing and Advertising, Inc.
                  7015 College Boulevard - Suite 400
                  Overland Park, KS  66211
                  Att:
                  Fax No.:

39.      HEADINGS AND CAPTIONS

The headings and captions herein are provided for reference and convenience only and shall not be considered part of this Agreement and shall not be employed in the construction of this Agreement.

40.      ENTIRE AGREEMENT; SEVERABILITY

Except where expressly set forth herein, this Agreement, together with the Attachments, sets forth the entire agreement between the Parties and supersedes all prior agreements (whether oral or written) between the Parties relating to the subject matter contained herein and merges all prior discussions between them. This Agreement may be modified only by a writing signed by both Parties. If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term will be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement will remain in full force and effect.

41.      COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and each of which taken together shall constitute one and the same Agreement.

42.      GOOD FAITH

Each Party shall perform each and every covenant applicable to it under this Agreement in good faith. Any specific reference herein to the obligation to perform any covenant in good faith shall not be interpreted as imposing any greater or lesser duty than imposed by this Section 42.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first indicated above.

CENDON, LLC


By: /s/    J.L. Mieske
    --------------------------------
    Name:  J.L. Mieske
    Title: Vice President

R.H. DONNELLEY INC.

By: /s/    David C. Swanson
    --------------------------------
    Name:  David C. Swanson
    Title: President